News Release

FIRST FINANCIAL
CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:

January 19, 2007

Michael A. Carty at (812) 238-6264

First Financial Releases 2006 Financial Results

First Financial Corporation today announced net income for the three and twelve months ended December 31, 2006 of $6.2 and $23.5 million, respectively. This was an improvement over the same periods of 2005 by $722 thousand and $485 thousand, respectively. Return on assets, return on equity and earnings per average share for 2006 were 1.10%, 8.57% and $1.77 compared to 1.07%, 8.52% and $1.72 for 2005. The Corporation’s focus on improving the quality of earning assets contributed greatly to these positive results. The provision for loan losses was reduced by $4.7 million in 2006 compared to 2005. Net charge-offs were down 56% or $8.7 million from 2005.

Total assets of the Corporation increased $39 million to $2.176 billion at December 31, 2006. Deposits increased $37.8 million while loans fell $3.0 million in a year of reduced loan demand and a focus on credit quality. Shareholder’s equity increased $1.9 million and the book value per share of stock increased $0.30 to $20.44 per share.

During 2006 the Corporation’s net interest margin increased for the third consecutive year to 3.93%. Non-interest expense was held to a $1.1 million or 1.76% increase. This modest increase includes the cost of two new banking centers opened in the first and fourth quarters of 2006.

“We’re proud of our employees for their outstanding performance in a challenging economic environment,” said First Financial Corporation Chairman Donald E. Smith. “Our success results from the dedication of our employees, our convenient delivery systems and attention to the customer experience.”

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation

For the Quarter and the Twelve Months Ending December 31, 2006

(Dollar amounts in thousands except per share data)

	12/31/06	12/31/05	Change	% Change
Year to Date Information:
Net Income	$23,539	$23,054	$485	2.10%
Earnings Per Average Share	$1.77	$1.72	$0.05	2.91%
Return on Assets	1.10%	1.07%	0.03%	2.80%
Return on Equity	8.57%	8.52%	0.05%	0.59%
Net Interest Margin	3.93%	3.92%	0.01%	0.26%
Net Interest Income	$73,703	$74,178	($475)	-0.64%
Non-Interest Income	$28,826	$32,025	($3,199)	-9.99%
Non-Interest Expense	$64,656	$63,538	$1,118	1.76%
Loan Loss Provision	$6,983	$11,698	($4,715)	-40.31%
Net Charge Offs	$6,856	$15,574	($8,718)	-55.98%
Efficiency Ratio	60.07%	57.21%	2.86%	5.00%
Quarter to Date Information:
Net Income	$6,150	$5,428	$722	13.30%
Earnings Per Average Share	$0.46	$0.41	$0.05	12.20%
Return on Assets	1.14%	1.00%	0.14%	14.00%
Return on Equity	8.77%	8.15%	0.62%	7.61%
Net Interest Margin	3.96%	3.95%	0.01%	0.25%
Net Interest Income	$18,552	$18,872	($320)	-1.70%
Non-Interest Income	$7,134	$7,679	($545)	-7.10%
Non Interest Expense	$16,559	$16,455	$104	0.63%
Loan Loss Provision	$1,640	$3,084	($1,444)	-46.82%
Net Charge Offs	$1,293	$3,336	($2,043)	-61.24%
Efficiency Ratio	61.25%	59.23%	2.02%	3.41%
Balance Sheet:
Assets	$2,175,998	$2,136,918	$39,080	1.83%
Deposits	$1,502,682	$1,464,918	$37,764	2.58%
Loans	$1,392,755	$1,395,741	($2,986)	-0.21%
Shareholders’ Equity	$271,260	$269,323	$1,937	0.72%
Book Value Per Share	$20.44	$20.14	$0.30	1.50%
Average Assets	2,147,318	2,163,296	($15,978)	-0.74%